SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (Amendment No. 1)

Filed by the Registrant                              [X]
Filed by a Party other than the Registrant           | |

Check the appropriate box:

[ ] Preliminary Proxy Statement
| | Confidential,  for  Use  of the  Commission  Only  (as  permitted  by  Rule
    14a-6(e)(2))
|X| Definitive Proxy Statement
| | Definitive  Additional Materials
| | Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       --
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

| | Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities  to which  transactions  applies:

    (2)  Aggregate  number of  securities  to which  transactions  applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

| |   Fee paid previously with preliminary materials.

| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:

      (2) Form,  Schedule  or  Registration  Statement  No.:

      (3) Filing Party:

      (4) Date Filed:

---------------

* Set forth the amount on which the filing fee is calculated and state how it was determined.

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
                             47257 FREMONT BOULEVARD
                            FREMONT, CALIFORNIA 94538

                            NOTICE OF ANNUAL MEETING

TO THE STOCKHOLDERS OF SUNRISE TECHNOLOGIES INTERNATIONAL, INC.


     You are cordially invited to attend the annual meeting (the "Annual Meeting") of the holders of common stock, par value $0.001 per share ("Sunrise Stock"), of Sunrise Technologies International, Inc. ("Sunrise" and, together with its subsidiaries, the "Company"), to be held on Thursday, June 26, 1997, at 10:00 a.m., local time, at the Newark-Fremont Hilton Hotel, located at 39900 Balentine Drive, Newark, California, 94560.


     At the Annual Meeting, you will be asked to consider and vote upon the following matters:

     1. To elect two (2) Class I directors of Sunrise, each to serve a three-year term expiring upon the annual meeting of stockholders to be held in the year 2000, or until his or her respective successor is elected and qualified.

     2. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the year ending December 31, 1997.

     3. To adopt a new stock option plan, pursuant to which Sunrise could issue up to 3,000,000 shares of Sunrise Stock (1,000,000 shares if Sunrise effects a proposed 3-to-1 reverse stock split) to employees of and consultants to the Company.

     4. For the transaction of such other business as may properly come before said meeting or adjournments thereof.

     A Proxy Statement and proxy card accompany this Notice of Annual Meeting.

     The Board of Directors has fixed the close of business on April 28, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. All of such stockholders are cordially invited to attend the Annual Meeting in person. However, TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A pre-addressed postage-paid envelope is enclosed herewith for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she returned a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

                                                Sincerely,

                                                David W. Light
                                                Chairman  of the Board and Chief
                                                Executive Officer

Fremont,  California
April 30, 1997

                             SUNRISE ANNUAL MEETING
                                 PROXY STATEMENT


     This Proxy Statement is furnished in connection with the solicitation of proxies by management of Sunrise Technologies International, Inc. ("Sunrise" and, together with its subsidiaries, the "Company"), for use at the annual meeting of stockholders (the "Annual Meeting") scheduled to be held on Thursday, June 26, 1997, at 10:00 a.m., local time, at the Newark-Fremont Hilton Hotel, located at 39900 Balentine Drive, Newark, California, 94560. Sunrise intends to mail this Proxy Statement and the accompanying proxy card to all stockholders entitled to vote at the Annual Meeting on or about June 2, 1997.


     At the Annual Meeting, holders of common stock of Sunrise ("Sunrise Stock") will be asked to consider and vote upon the following matters (the "Proposals"):
(i) to elect two Class I directors of Sunrise, each to serve a three-year term expiring upon the annual meeting of stockholders to be held in the year 2000, or until his or her respective successor is elected and qualified; (ii) to ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the year ending December 31, 1997; and (iii) to adopt a new stock option plan (the "New Stock Option Plan"), pursuant to which Sunrise could issue up to 3,000,000 shares of Sunrise Stock (1,000,000 shares if Sunrise effects a proposed 3-to-1 reverse stock split) to employees of and consultants to the Company.

RECORD DATE;  VOTING

     The Board of Directors of Sunrise (the "Board") has fixed the close of business on April 28, 1997 as the record date (the "Record Date") for the determination of holders of Sunrise Stock entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 27,886,247 shares of Sunrise Stock issued and outstanding, held of record by 705 persons.

     Each share of Sunrise Stock is entitled to one vote on each of the Proposals. The presence, whether in person or by proxy, of a majority of the outstanding shares of Sunrise Stock is necessary to constitute a quorum at the Annual Meeting. Abstentions from voting and broker non-votes on a particular Proposal will be counted for purposes of determining the presence of a quorum but will not be counted as affirmative or negative votes on the Proposal.

     The two persons properly nominated and receiving the highest number of votes will be elected as Class I directors of the Company. The affirmative vote of a majority of the votes present or represented by proxy at the Annual Meeting is required to approve each of the other Proposals. Accordingly, abstentions and broker non-votes will not have any effect on the election of directors, but will have the effect of voting against the other Proposals.

     As of the Record Date, the directors and executive officers of the Company, together with their respective affiliates, held 841,013 shares of Sunrise Stock, representing three percent (3%) of the shares eligible to vote at the Annual Meeting.

REVOCABILITY OF PROXIES

     If a person who has executed and returned a proxy is present at the meeting and wishes to vote in person, such person may elect to do so and thereby suspend the power of the proxy holders to vote such proxy. A proxy also may be revoked before it is exercised by filing with the Secretary of Sunrise a duly signed revocation or a proxy bearing a later date.

SOLICITATION

     Sunrise will bear the entire cost of the solicitation of proxies from its stockholders, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Sunrise Stock beneficially owned by others to forward to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, telegram or personal solicitation by directors, officers or other regular employees of Sunrise. No additional compensation will be paid to such persons for such services. Sunrise also intends to employ the services of Beacon Hill Partners, Inc., a professional solicitation company ("Beacon Hill"), to assist with solicitation of stockholders. Beacon Hill will be paid a fee of $4,000 plus $3 per telephone call made by Beacon Hill to a stockholder entitled to vote at the Annual Meeting.

     ChaseMellon Shareholder Services LLC, transfer agent and registrar for the Sunrise Stock, will be paid its customary fee, estimated to be $1,500.

SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of Sunrise Stock as of April 24, 1997 by certain members of management and by all executive officers and directors of Sunrise, as a group. Sunrise is not aware of any person who beneficially owns more than 5% of the outstanding Sunrise Stock.

                                                 BENEFICIAL OWNERSHIP(1)
                                                ------------------------
                                                  NUMBER OF   PERCENT OF
                                                   SHARES       SHARES
                                                   ------       ------
David W. Light(2) ..............................    551,250        2.0
C. Russell Trenary, III(3) .....................    224,821         *
Clara Munley ...................................        Nil        Nil
Joseph W. Shaffer ..............................    797,288        2.9
Paul S. Malin(4) ...............................     18,750
Jeannie G. Cecka(5) ............................     17,163         *
Catherine Caserza(6) ...........................    125,000         *
Joseph D. Koenig(7) ............................     29,167         *
Ronald A. Slocum(8) ............................     39,167         *
All executive officers and directors as a group
 (9 persons)(9) ................................  1,802,592        6.5

----------
   * Less than one percent

(1) Based on information provided by each of the identified officers and directors.
(2) Includes 511,250 shares that Mr. Light does not currently own, but which he has the right to acquire within 60 days of April 24, 1997, pursuant to outstanding options granted under the Company's stock option plan ("Options").
(3) Consists of shares that Mr. Trenary does not currently own, but which he has the right to acquire within 60 days of April 24, 1997, pursuant to Options.
(4) Consists of shares that Mr. Malin does not currently own, but which he has the right to acquire within 60 days of April 24, 1997, pursuant to Options.
(5) Includes 14,063 shares that Ms. Cecka does not currently own, but which she has the right to acquire within 60 days of April 24, 1997, pursuant to Options.
(6) Consists of shares that Ms. Caserza does not currently own, but which she has the right to acquire within 60 days of April 24, 1997, pursuant to Options.
(7) Consists of shares that Mr. Koenig does not currently own, but which he has the right to acquire within 60 days of April 24, 1997, pursuant to Options.
(8) Includes 29,167 shares that Mr. Slocum does not currently own, but which he has the right to acquire within 60 days of April 24, 1997.
(9) Includes 961,592 shares that such persons do not currently own, but which they have the right to acquire within 60 days of April 24, 1997.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     Sunrise's Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy shall serve for the remainder of the term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

     The Board of Directors presently has five members. At the Annual Meeting, stockholders will be asked to elect two Class I directors to serve until the annual meeting of stockholders to be held in the year 2000 or until his or her respective successor is elected and qualified.

     The two persons who are properly nominated and who receive the highest number of votes at the Annual Meeting will be elected as Class I directors. Shares represented by executed proxies will be voted for the election of each of the nominees named below (the "Nominees"), unless authority to vote for such Nominees is specifically withheld. In the event either of the Nominees is unavailable for election, such shares will be voted for the election of a substitute nominee that management of Sunrise may propose. Each of the Nominees has agreed in writing to serve as a director if elected.

     The following table provides information regarding each of the Nominees and directors of the Company.

                                     DIRECTOR           PRINCIPAL OCCUPATION/POSITION
NAME                       AGE    CLASSIFICATION            HELD WITH THE COMPANY
------------------------ ----- ------------------- -------------------------------------------
NOMINEES:

David W. Light ............52        Class I             Chief Executive Officer and Chairman
                                                         of the Board of Sunrise

Ronald A. Slocum ..........57        Class I             Retired

CONTINUING DIRECTORS:

Joseph W. Shaffer .........51        Class II            Vice President and Secretary of
                                (term expires 1998)      Sunrise

Joseph D. Koenig ..........67        Class III           Consultant for Koenig Associates,
                               (term expires 1999)       a management consultant firm

C. Russell Trenary, III. ..39        Class III           President and Chief Operating Officer
                               (term expires 1999)       of Sunrise


NOMINEES

     Mr. Light was appointed Chief Executive Officer and Chairman of the Board of Sunrise in November 1996. From October 1994 to November 1996, Mr. Light served as President and Chief Executive Officer of Sunrise. Mr. Light was appointed to the Board of Directors of Sunrise in October 1994. From March 1994 until the time he joined Sunrise, Mr. Light was a private consultant to Sunrise. Prior to March 1994, Mr. Light was Vice President of Operations of Advanced Polymer Systems, Inc., a polymer-based drug delivery company. Mr. Light received a B.B.A. degree from Boise State University and is a licensed Certified Public Accountant.

     Mr. Slocum was appointed to the board of directors of Sunrise in December 1994. From 1991 until his retirement in 1996, Mr. Slocum had been employed Bank of America Idaho, most recently as President, Chief Executive Officer and Chairman of the Board. Mr. Slocum is also a Director of Bank of America Oregon. Mr. Slocum received a B.S. degree in Business Management from San Diego University.

CONTINUING DIRECTORS

     Mr. Shaffer, a co-founder of Sunrise, has been a director of Sunrise and has held an executive officer position with Sunrise since its inception. From April 1987 to October 1988, Mr. Shaffer served as President and Chief Executive Officer and, from October 1988 until January 1991, Mr. Shaffer served as President. Since 1991, Mr. Shaffer has been a Vice President of Sunrise. Prior to founding Sunrise, Mr. Shaffer was employed by the medical division of Coherent, Inc., a laser manufacturer, as Electrical Engineering Section Manager. Mr. Shaffer holds a B.S. degree in Electrical Engineering from the University of New Mexico.

     Joseph D. Koenig was appointed to the board of directors of Sunrise in December 1994. Mr. Koenig had also served as a director of Sunrise from August 1991 through January 1994. He has been a consultant for Koenig Associates, a management consultant firm, since October 1984. Mr. Koenig is also a director of Ancot Corporation, Hench Controls Corporation and Cardiac Mariners. Mr. Koenig received a B.S. degree in Electrical Engineering from the University of Illinois.

     Mr. Trenary was appointed President and Chief Operating Officer of Laser Biotech, Inc., a wholly owned subsidiary of Sunrise, in April 1996. In November 1996, Mr. Trenary was appointed President and Chief Operating Officer of Sunrise and was also appointed to the Board of Directors of Sunrise as a Class III director. From 1995 until the time he joined Sunrise, Mr. Trenary served as Senior Vice President of sales and marketing for Vidamed, Inc. Prior to 1995, Mr. Trenary served in various positions with Allergan, Inc., most recently as Senior Vice President, General Manager of AMO Surgical Products, an ophthalmic business. Mr. Trenary received a B.S. degree from Miami University and an M.B.A. degree from Michigan State University.

     None of the members of management was selected as an executive officer or director of Sunrise pursuant to any arrangement or understanding. There are no family relationships between any of the members of management.

BOARD MEETINGS AND COMMITTEES

     The Board held six meetings during the fiscal year ended December 31, 1996.

     The Board has three standing committees: the Audit Committee, the Compensation Committee and the Regulatory Oversight Committee (each, a "Committee"). The Board does not have a standing nominating committee or any committee performing the function of such committee. During 1996, each Board member attended at least 75% of the aggregate number of meetings of the Board and the Committee of the Board on which he served.

     The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial records. The Audit Committee, comprised of Mr. Koenig, Mr. Slocum and Mr. Light, met two times in 1996.

     The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee, comprised of Mr. Koenig and Mr. Slocum, met three times during 1996.

     The Regulatory Oversight Committee reviews independent reports from the Vice President of Regulatory and Clinical Affairs and certain outside consultants, and considers performance and results in the clinical trial process. The Regulatory Oversight Committee, comprised of Mr. Koenig, Mr. Slocum and Mr. Light, met three times in 1996.

DIRECTOR COMPENSATION

     Each director of Sunrise who is not an employee of the Company (a "non-employee director") receives a fee of $300 for each Board meeting attended. The total compensation paid to non-employee directors in 1996 was $2,400. Non-employee directors also are eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

     Each non-employee director of Sunrise, when first elected or appointed as a director of Sunrise, is automatically granted an option to acquire 20,000 shares of Sunrise Stock (a "Directors' Option") under the 1994 Non-Employee Directors' Stock Option Plan. Directors' Options are not intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1984, as amended (the "Code"). As of April 30, 1997, Directors' Options to purchase 140,000 shares of Sunrise Stock were outstanding.

                             EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

     The following persons currently serve as executive officers of Sunrise:

NAME                      AGE              POSITION HELD WITH SUNRISE
------------------------ ----- -------------------------------------------------
David W. Light ...........52   Chief Executive Officer and Chairman of the Board
                               and Director

C. Russell Trenary, III ..39   President   and   Chief  Operating   Officer  and
                               Director

Clara Munley .............43   Vice  President,   Finance  and  Chief  Financial
                               Officer

Joseph W. Shaffer ........51   Vice President and Secretary and Director

Catherine M. Caserza  ....36   Vice   President  and  General  Manager,   Dental
                               Division

Jeannie G. Cecka .........34   Vice President, Regulatory and Clinical Affairs

Paul Malin ...............43   Vice President, Sales and Marketing

     Ms. Munley was appointed Vice President, Finance and Chief Financial Officer of Sunrise in February 1997. From August 1986 through April 1996, Ms. Munley was Vice President and Controller at Ampex Recording Media Corporation, a manufacturer of professional recording media for use in audio, video and instrumentation markets. Prior to 1986, Ms. Munley was Corporate Finance Manager at Ampex Corporation and held various positions with it's parent, The Signal Companies. Ms. Munley holds a B.S. degree from Marywood College and is a licensed Certified Public Accountant in the State of Texas.

     Ms. Caserza was appointed Vice President and General Manager of the Company's Dental Division in December 1995. From July 1995 to December 1995, Ms. Caserza served as U.S. Sales Manager for the Company. From March 1994 to June 1995, Ms. Caserza was an independent consultant to companies in the medical device filed. Prior to that time, Ms. Caserza worked for Fuji Optical Systems, Inc., holding positions ranging from Product Manager to Director of Sales and Marketing. Ms. Caserza holds a Master of Science degree from the University of San Francisco and a B.A. degree from California State University, San Jose.

     Ms. Cecka was appointed Vice President, Clinical and Regulatory Affairs in July 1996. From March 1995 to April 1996 Ms. Cecka was Director of Clinical and Regulatory Affairs at MedAcoustics, Inc. From September 1992 to February 1995 Ms. Cecka was Manager of Clinical Research for Baxter Novacor, a developer and marketer of left ventricular assist devices. Prior to September 1992 Ms. Cecka spent seven years at Allergan Medical Optics holding positions ranging from Manager, Clinical Affairs to Director, Worldwide Clinical Research. Ms. Cecka holds an M.B.A. degree from Pepperdine University and a B.S. degree from UC Irvine.

     Mr. Malin was appointed Vice President, Sales and Marketing of Sunrise in May 1996. He has been engaged in various medical sales and marketing positions since 1976. Most recently, Mr. Malin had been

Business Director at Allergan, Inc. until 1995 and Director of Marketing at Iris Medical Instrument, an ophthalmic laser company until 1996. Mr. Malin has an M.B.A. degree from Pepperdine University and a B.A. degree from Washington and Lee University.

     For additional information regarding each of the executive officers of Sunrise who is also a director, see "Proposal I--Election of Directors" above.

SUMMARY COMPENSATION

     The following table sets forth certain compensation information earned during the last three fiscal years by the Chief Executive Officer and the other executive officers of Sunrise whose salary and bonus for the year ended 1996 exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                LONG-TERM
                                                              COMPENSATION
                                                                 AWARDS
                                                         ---------------------
                                    ANNUAL COMPENSATION
                                    --------------------   SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION    YEAR     SALARY      BONUS       OPTIONS(1)
---------------------------   ------ ------------- ------- ---------------------
David W. Light(2)              1996     220,000(3)   Nil       1,100,000
Chief Executive Officer and    1995     220,000(3)   Nil         500,000(4)
Chairman of the Board          1994      47,680      Nil         500,000(4)

C. Russell Trenary, III(5)     1996     124,175      Nil         400,000
President and                  1995        --        --             --
Chief Operating Officer        1994        --        --             --

Catherine M. Caserza(6)        1996     114,550      Nil         125,000
Vice President and General     1995      49,300      Nil          70,000
Manager, Dental Division       1994        --        --             --

----------
(1) Securities are shares of Sunrise Stock underlying Options granted under the Company's stock option plan.
(2)  Mr. Light began employment with the Company in October 1994.
(3) $60,000 of Mr. Light's salary each year is paid in a lump sum on the anniversary of his employment with the Company.
(4) In 1994, Mr. Light was granted an option to purchase 500,000 shares of Sunrise Stock. In June 1995, Mr. Light exchanged such option pursuant to an option exchange program. See "Board Compensation Committee Report on Executive Compensation--Report on Repricing of Options."
(5)  Mr. Trenary began employment with the Company in April 1996.
(6)  Ms. Caserza began employment with the Company in July 1995.

EMPLOYEE STOCK OPTIONS

     Sunrise grants options to purchase Sunrise Stock to its employees, including the executive officers, under the 1988 Stock Option Plan, as amended (the "1988 Plan"). As of April 24, 1997, options to purchase an aggregate of 2,742,438 shares of Sunrise Stock were outstanding under the 1988 Plan, some of which were granted subject to stockholder approval of the New Stock Option Plan. See "Proposal 3--Adoption of New Stock Option Plan."

     The following tables set forth certain information regarding Options granted to and held by the Named Executive Officers in 1996.

             OPTIONS GRANTED DURING THE YEAR ENDED DECEMBER 31, 1996

                                           INDIVIDUAL GRANTS
                           -------------------------------------------------
                                                                              POTENTIAL REALIZABLE
                                                                                      VALUE
                                                                             AT ASSUMED ANNUAL RATES
                                       % OF TOTAL                               OF STOCK PRICE
                           NUMBER OF     OPTIONS                                  APPRECIATION
                           SECURITIES   GRANTED TO                             FOR OPTION TERM (2)
                           UNDERLYING   EMPLOYEES    EXERCISE   EXPIRATION  -------------------------
NAME                       OPTIONS(1)    IN 1996      PRICE        DATE          5%          10%
------------------------ ------------ ------------ ---------- ------------ ------------ ------------
David W. Light ............ 600,000       38.3%       $1.03      9/10/06     388,656.84  984,932.84
C. Russell Trenary, III ... 400,000       25.6%       $1.03      9/10/06     259,104.56  656,621.89
Catherine M. Caserza ......  25,000        1.6%       $1.03      9/10/06      16,194.04   41,038.87
                             30,000        1.9%       $1.75       6/1/06      19,432.84   49,246.64

----------

(1) Options generally become exercisable as to 25% of the underlying shares of Sunrise Stock one year after the grant date and as to an additional 1/36th of the underlying shares of Sunrise Stock each month thereafter. However, in the case of Mr. Light, the Option granted was immediately vested as to 100,000 shares and vests as to 1/48th of the underlying shares each month beginning in October 1996 until fully vested, and in the case of Mr. Trenary, the Option granted was immediately vested as to 100,000 shares and vests as to 1/48th of the underlying shares each month beginning October 1996 until fully vested.
(2) The 5% and 10% assumed rates of appreciation applied to the fair market value of the Sunrise Stock over the term of the Option are prescribed by the rules of the Commission and do not represent the Company's estimate or projection of the future price of the Sunrise Stock.


                        AGGREGATE YEAR-END OPTION VALUES

                            NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                           UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS AT
                             OPTIONS AT YEAR-END        YEAR-END ($) (1)
NAME                      EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
------------------------ ------------------------- -------------------------
David W. Light ..........    410,208 / 689,792              0 / 0
C. Russell Trenary, III..    123,125 / 276,875              0 / 0
Catherine M. Caserza  ...     27,528 /  97,472              0 / 0
----------
(1) Options are deemed to be "in-the-money" if the fair market value of the underlying Sunrise Stock exceeds the exercise price of the Option.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee aims to structure the Company's executive compensation programs to enable the Company to attract and retain executives capable of leading the Company to meet its business objectives and to motivate them to enhance long-term shareholder value. Annual compensation for the Company's executive officers consists of three elements: a cash salary, cash bonuses and stock option grants. The Compensation Committee considers a variety of factors in evaluating the Company's executive officers and making compensation decisions. These include the compensation paid by comparable companies to individuals in comparable positions, the individual contributions of each officer to the Company and the progress of the Company towards achieving its long-term objectives.

  Compensation Policies and Procedures

     Performance reviews of executive officers are conducted by the Compensation Committee. Each executive officer is evaluated based on the executive officer's achievement of goals set by the Compensation Committee or the Chief Executive Officer, as applicable, and one or more interviews of the executive officer by the Compensation Committee. Evaluations of executive officers other than the Chief Executive Officer are also based on the Chief Executive Officer's assessment of the executive officer's contribution to the Company.

     In selecting new executive officers, the Compensation Committee considers the specific needs of the Company and the expertise and special skills offered by a candidate. The Compensation Committee then determines starting compensation based on its assessment of the package needed to attract executive officers to a distressed company that has incurred substantial losses. Compensation of continuing executive officers is also reviewed periodically against this assessment. As a result, the Compensation Committee may recommend compensation packages in the upper range of cash and equity compensation paid to executive officers by companies of comparable size in similar industries.

     Based on the foregoing policies, the Compensation Committee makes its recommendations to the Board of Directors, which ultimately determines each executive officer's compensation package.

  Compensation  of  Chief  Executive Officer

     David Light was retained by Sunrise in 1994 to serve as President and Chief Executive Officer. His initial compensation package consisted of a salary of $220,000, which includes a deferred payment of $60,000 to be made on the anniversary of his commencement of employment with the Company, and eligibility to receive Options and a cash bonus. In 1994, Mr. Light was granted an Option to purchase 500,000 shares of Sunrise Stock at $2.00 per share. In 1995, pursuant to an option exchange program established by the Board of Directors of the Company in 1994, Mr. Light exchanged his Option for an Option to purchase 500,000 shares of Sunrise Stock at $1.00 per share, which was the fair market value of the Sunrise Stock at the time of the exchange. Mr. Light was not granted any additional Options in 1995, nor did he receive a cash bonus in either 1994 or 1995.

     The Compensation Committee believes that equity compensation, in lieu of salary increases or cash bonuses, will provide the most effective incentive for Mr. Light to remain with the Company to pursue its long-term goals and objectives. By granting Options to Mr. Light, the Company is able to preserve cash needed for working capital and other expenses of the Company, while further aligning Mr. Light's interests with those of the stockholders. In 1996, Mr. Light was granted an option to purchase 600,000 shares of Sunrise Stock at $1.03 per share.

  Policies with Respect to Deductibility of Compensation

     Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Compensation Committee believes that at the present time it is unlikely that the compensation paid to any Named Executive Officer in a taxable year will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as "performance-based compensation." The Compensation Committee intends to continue to evaluate the effects of the statute and the final Treasury regulations and to comply with Section 162(m) of the Code in the future to the extent consistent with the best interests of the Company.


                                               Submitted by:

                                               The Compensation Committee
                                               Joseph D. Koenig
                                               Ronald A. Slocum

April 30, 1997

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Sunrise Stock with the cumulative return on the Russell 3000 Index and the Hambrecht & Quist Technology Index for the five year period ended December 31, 1996, assuming dividend reinvestment.

                      COMPARISON OF CUMULATIVE TOTAL RETURN
                            (value of $100 invested)

                            Sunrise        Russell 3000    H & Q Technology
                          Technologies        Index             Index
                          ------------     ------------      ------------

December 31, 1991           100.00            100.00            100.00
December 31, 1992            48.92            106.59            118.11
December 31, 1993            24.46            116.26            138.17
December 31, 1994             8.63            112.41            165.25
December 31, 1995             9.36            150.36            246.36
December 31, 1996             5.04            173.97            306.47


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, officers, directors and beneficial owners of 10% of the Sunrise Stock outstanding (collectively "insiders") are required to file reports with the Commission to report beneficial ownership of, and transactions in, securities of Sunrise. All such reports required to be filed by insiders during 1996 were timely filed except as follows: Each of Messrs. Light and Trenary failed to timely file a Form 5 to report grants of options to purchase Common Stock granted in September 1996; Ms. Munley was appointed Chief Financial Officer of Sunrise in February 1997, but failed to timely file a Form 3 to report her beneficial ownership of securities of Sunrise; Mr. Shaffer failed to timely file a Form 4 to report the sale of 20,000 shares of Common Stock in November 1996.

                                   PROPOSAL 2
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board has selected and intends to appoint Ernst & Young L.L.P. ("E & Y"), 1451 California Avenue, Palo Alto, California 94303, as the Company's independent accountants for the year ending December 31, 1997. E & Y has served as the Company's independent accountants since the Company's inception in 1987. Representatives of E & Y are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and are expected be available to respond to appropriate questions from stockholders.

     The Board is seeking stockholder ratification of the appointment of E & Y; however, the Audit Committee or the Board may determine, in their discretion and without seeking approval from the stockholders of the Company, to change the Company's accountants if the Audit Committee or Board determines it to be in the interests of the Company and the stockholders.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS APPOINTMENT OF ERNST & YOUNG L.L.P. AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1997.

                                   PROPOSAL 3
                        ADOPTION OF NEW STOCK OPTION PLAN

BACKGROUND

     Sunrise is authorized to issue up to 3,750,000 shares of Sunrise Stock pursuant to Options granted under the 1988 Plan. As of April 24, 1997, options to purchase an aggregate of 2,742,438 shares of Sunrise Stock were outstanding under the 1988 Plan, some of which were granted subject to stockholder approval of the New Stock Option Plan. The 1988 Plan expires in 1998.

     Rather than increasing the number of shares of Sunrise Stock issuable under and extending the term of the 1988 Plan, the Board of Directors has determined it to be preferable to adopt the New Stock Plan for grants of Options to employees and consultants of the Company. Under the New Stock Option Plan, Options would also be issuable to directors of the Company.

GENERAL

     The stated purposes of the New Stock Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the employees, directors and consultants of the Company and to promote the success of the Company's business.

     Under the New Stock Option Plan, Sunrise would be authorized to issue up to 3,000,000 shares of Sunrise Stock pursuant to options ("New Plan Options") that may be granted to persons who are either (a) employed by the Company or an affiliate of the Company, including any officers and directors of the Company, or (b) engaged by the Company or an affiliate of the Company to render consulting services, provided that such person is compensated for such services (collectively, "Eligible Optionees"). As of April 24, 1997, approximately 60 persons would have qualified as Eligible Optionees under the New Stock Option Plan. Sunrise intends to hold a special meeting of stockholders, at which meeting the stockholders will be asked to approve a 3-to-1 reverse stock split of the Sunrise Stock, pursuant to which every three shares of Sunrise Stock would be amalgamated into one share of Sunrise Stock. If such reverse stock split is effected and if the New Stock Option Plan is adopted, Sunrise would be authorized to issue up to 1,000,0000 shares of Sunrise Stock pursuant to New Plan Options.

     New Plan  Options  may be  incentive  stock  options  within the meaning of
Section 422 of the Code ("ISOs") or nonstatutory stock options ("NSOs").

     The New Stock Option Plan, if adopted, will expire in 2007, after which date no additional New Plan Options could be issued thereunder. However, any New Plan Options then outstanding would not be affected by the expiration of the New Stock Option Plan.

     The New Stock Option Plan will be administered by the Board of Directors, except to the extent the Board of Directors elects to delegate such powers and responsibilities to a committee (in either case, the "Administrator"). The Administrator will have the power to determine from time to time the Eligible Optionees to be granted New Plan Options, as well as the power to determine the terms and conditions of such New Plan Options, within the parameters set forth in the New Stock Option Plan. The Board of Directors may amend or terminate the New Stock Option Plan at any time and for any reason, subject to any required regulatory approval and any required approval of the stockholders of the Company.

     Approval of the Proposal to adopt the New Stock Option Plan requires the affirmative vote of holders of a majority of the Sunrise Stock present or represented by proxy at the Annual Meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION OF THE NEW STOCK PLAN.

DESCRIPTION OF NEW PLAN OPTIONS

     The provisions of individual New Plan Options need not be identical, but each New Plan Option shall be subject to the following provisions: (a) the term of a New Plan Option may not be longer than ten (10) years from the date of grant, (b) the exercise price of an ISO shall not be less than 100% of the fair market value of the underlying Sunrise Stock, and the exercise price of an NSO shall not be less than 85% of the fair market value of the underlying Sunrise Stock, and (c) a New Plan Option shall not be transferable except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in the Code); provided that an NSO may also be transferred to an immediate family member of the optionee, a trust for the benefit of immediate family members of the optionee or a partnership in which immediate family members are the only partners.

EXERCISE OF NEW PLAN OPTIONS

     A New Plan Option shall be deemed to be exercised when written notice of such exercise has been given to the Company and full payment for the Sunrise Stock to be purchased pursuant thereto has been received by the Company. Payment of the exercise price of a New Plan Option shall be made in the form authorized by the Administrator, which may be (a) by cash, check or promissory note or (b) with shares of Sunrise Stock that either (i) have been owned by the optionee for more than six (6) months on the date of surrender or (ii) were not acquired, directly or indirectly, from the Company.

ALLOCATION OF NEW PLAN OPTIONS

     The potential benefit to be received by an optionee is dependent on increases in the price of the Sunrise Stock prior to the exercise of the option. Accordingly, the ultimate dollar value of options is not currently ascertainable. On April 24, 1997, the closing bid price of the Sunrise Stock on the OTC Bulletin Board was $0.94 per share.

     The following table sets forth certain information with respect to Options granted in 1996 under the 1988 Plan to the current executive officers of the Company as a group and to all employees of the Company as a group, not including executive officers. For information regarding Options granted to Named Executive
Officers in 1996, see "Executive Compensation." Allocation of Options among such groups and such persons in 1996 is not necessarily indicative of the allocation to be made of New Plan Options in 1997.

                             1988 STOCK OPTION PLAN

                                                              SHARES OF SUNRISE STOCK
                                     RANGE OF EXERCISE PRICES    UNDERLYING OPTIONS
                                    ------------------------  ----------------------
Executive Officer Group ..................$1.03 - 1.75               1,230,000
Non-Executive Officer Employee Group .... $1.03 - 2.88                 335,000

     Options granted in 1996 generally become exercisable as to 25% of the underlying shares of Sunrise Stock one year after the grant date and as to 1/36th of the remaining underlying shares each month thereafter until fully vested.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the principal anticipated United States federal income tax considerations of the grant and exercise of a New Plan Option to and by an optionee who is resident in the United States. It is based on the current provisions of the Code and the rules and regulations thereunder (the "Current Tax Rules"). This discussion is general only and is not a substitute for independent advice from an individual's own tax and other advisors.

  Incentive Stock Options

     No taxable income will be recognized by an Eligible Optionee upon the grant of an ISO, and no taxable income will be recognized at the time the ISO is exercised, so long as the optionee remains an employee of the Company (or a parent or subsidiary corporation) at all times during the period beginning on the grant date of the ISO and ending on the date three months before the date of exercise. However, the difference between the fair market value of the Sunrise Stock purchased on exercise of the ISO and the exercise price of the ISO generally will constitute a tax preference item for purposes of the alternative minimum tax. If the optionee does not dispose of the Sunrise Stock so purchased within two years of the grant date of the ISO, nor within one year of the date of exercise (together, the "Holding Periods"), any profit or loss recognized upon a subsequent disposition will be long-term capital gain or loss.

  Nonstatutory Stock Options

     An optionee will not recognize any taxable income at the time an NSO is granted. Upon exercise of the NSO, an optionee generally will recognize ordinary income, for United States income tax purposes, equal to the excess, if any, of the then fair market value of the Sunrise Stock acquired over the exercise price of the NSO. Any taxable income recognized in connection with the exercise of any NSO generally will be subject to tax withholding by the Company, and the Company generally will be entitled to United States income tax deductions to the extent and in the year that such taxable income is recognized by the optionee.

     When an optionee sells Sunrise Stock acquired pursuant to the exercise of an NSO, any difference between the sale price and the optionee's tax basis in such Sunrise Stock will be treated as capital gain or loss.

                                  OTHER MATTERS

     To the best of the knowledge, information and belief of the directors of Sunrise, there are no other matters which are to be acted upon at the Annual Meeting. If such matters arise, the form of proxy confers discretionary authority on the proxy holders designated therein to vote with respect to such matters.

                              STOCKHOLDER PROPOSALS

     To be considered for inclusion in the Proxy Statement for the 1998 annual meeting of stockholders, proposals must be received by Sunrise no later than January 1, 1998. Any such proposals should be directed to the Secretary of Sunrise.

                                             By Order of the Board of  Directors


                                             David W.  Light
                                             Chief  Executive Officer
                                             and Chairman of the Board

                                                                      Appendix A

PROXY               SUNRISE TECHNOLOGIES INTERNATIONAL, INC.               PROXY


                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 26, 1997

     The undersigned hereby appoints David W. Light and Joseph W. Shaffer and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Sunrise Technologies International, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Sunrise Technologies International, Inc. to be held at the Newark-Fremont Hilton Hotel, located at 39900 Balentine Drive, Newark, California, 94560 on June 26, 1997, at 10:00 a.m., local time, and at any and all continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.


                 (Continued, and to be signed on the other side)

                                                                                                                     [X] Please mark
UNLESS A  CONTRARY  DIRECTION  IS  INDICATED,  THIS                                                                       your votes
PROXY  WILL  BE  VOTED  FOR THE NOMINEES  LISTED IN                                                                         as this
PROPOSAL  1  AND  FOR   PROPOSALS  2 AND 3, AS MORE
SPECIFICALLY  DESCRIBED IN THE PROXY STATEMENT.  IF
SPECIFIC  INSTRUCTIONS  ARE  INDICATED,  THIS PROXY
WILL BE VOTED IN ACCORDANCE  THEREWITH.

MANAGEMENT RECOMMENDS A  VOTE FOR  THE NOMINEES FOR             PROPOSAL   2:  To   ratify  selection  of   FOR    AGAINST   ABSTAIN
DIRECTORS  LISTED BELOW AND A VOTE FOR  PROPOSALS 2             Ernst & Young LLP as  independent  public
AND 3.                                                          accountants of the Company for its fiscal   [ ]      [ ]       [ ]
                                                                year ending December 31, 1997.

   PROPOSAL  1:  To elect two  Class 1 directors  to            PROPOSAL 3:  To adopt a new stock option    FOR    AGAINST   ABSTAIN
hold office until the Annual Meeting of Stockholders            plan,  pursuant to which  Sunrise  could
to be held in the year 2000.                  WITHHOLD          issue up to 3,000,000  shares of Sunrise    [ ]      [ ]       [ ]
                                 FOR          FOR ALL           Stock   (1,000,000   shares  if  Sunrise
                                                                effects a proposed  3-to-1 reverse stock
                                 [ ]            [ ]             split) to  employees of and  consultants
                                                                to the Company.
NOMINEES: David W. Light,
Ronald A. Slocum

(INSTRUCTION: To withhold authority to vote for any nominee, write the nominee's name in the space provided below.)


---------------------------------------------------             Please sign  exactly as your name  appears  hereon.  If the stock is
I PLAN TO ATTEND THE MEETING                                    registered  in the names of two or more  persons,  each should sign.
                                              [ ]               Executors, administrators, trustees, guardians and attorneys-in-fact should add their  titles.  If signer is a  corporation,  please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership,  please sign in partnership  name by authorized person.


Signature(s)                                                                   Date
            ------------------------------------------------------                 -------------------------------------------------
PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.